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                                                                    EXHIBIT 99.5
                      [LOGO OF SECURITY CAPITAL ATLANTIC]

RE:           SHARES OF COMMON STOCK OF SECURITY CAPITAL ATLANTIC INCORPORATED
            OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO SHAREHOLDERS

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  Security Capital Atlantic Incorporated ("ATLANTIC") is issuing to holders of record of its shares of common stock ("Shares") as of the close of business on
           , 1997 (the "Record Date"), at no cost to such holders, transferable subscription rights ("Rights") to subscribe for and purchase, for
a limited period of time, Shares at the subscription price of $    per Share
(the "Subscription Price"). The terms of the Rights offering are set forth in
the enclosed Prospectus dated             , 1997 (the "Prospectus"). Reference
is made to the Prospectus for a complete description of the Rights offering.

  We are asking you to contact your clients for whom you hold Rights Certificates registered in your name or in the name of your nominee or who hold Rights Certificates registered in their own names.

  ATLANTIC will not pay any fees or commissions to any broker or dealer or other person for soliciting exercises of the Rights pursuant to the Rights offering. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

  Enclosed are copies of the following documents:
  1. The Prospectus;
  2. Instructions for Completion of Rights Certificate (the "Certificate Instructions");
  3. A printed form of letter which may be sent to your clients for whose accounts you hold Rights in your name or in the name of your nominee including Beneficial Owner Instructions;
  4. A Nominee Holder Certification;
  5. A Notice of Guaranteed Delivery; and
  6. A return envelope addressed to The First National Bank of Boston, the Subscription Agent.

  Your prompt action is requested. The Rights offering will expire at 5:00
p.m., Eastern Daylight Time, on               , 1997, unless extended (the
"Expiration Date"). A properly completed and duly executed Rights Certificate and payment of the full Subscription Price must be received by the Subscription Agent at one of the addresses set forth in the Certificate Instructions on or prior to the Expiration Date. Alternatively, a properly completed and duly executed Notice of Guaranteed Delivery must be received on or prior to such date.

  YOU ARE URGED TO READ THE PROSPECTUS. The Certificate Instructions should also be read carefully and followed in detail.

  If any of your clients for whom you hold Rights Certificates registered in your name or in the name of your nominee exercises the Oversubscription Privilege (as defined in the Prospectus), you will need to complete and execute the Nominee Holder Certification. To exercise the Oversubscription Privilege, a beneficial owner must have been a holder of Shares on the Record Date and must have validly exercised all Rights initially issued to such owner to the extent possible.

  Additional copies of the enclosed materials may be obtained from ATLANTIC's information agent, Georgeson & Company, Inc., at 1-800-223-2064, as provided in the Prospectus and the Certificate Instructions.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ATLANTIC OR THE SUBSCRIPTION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE OTHER ENCLOSED DOCUMENTS.